As filed with the U.S. Securities and Exchange Commission on March 17, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-06300022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

96 Pitts Bay Road

Pembroke, HM08, Bermuda

(441) 279-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty Street, 42nd Floor

New York, New York 10005

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

John Golden

Executive Vice President and General Counsel

96 Pitts Bay Road

Pembroke, HM08, Bermuda

(441) 279-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Perry J. Shwachman Samir A. Gandhi Robert A. Ryan Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Telephone: (312) 853-7000 Telecopy: (312) 853-7036	Charles G.R. Collis Conyers Dill & Pearman Clarendon House, 2 Church Street PO Box HM 666 Hamilton, HM CX Bermuda Telephone: (441) 295-1422 Telecopy: (441) 292-4720

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum Aggregate offering price(2)	Amount of registration fee (1)(2)
Class A Common Shares of Athene Holding Ltd., $0.001 par value(1)	8,688,754 Class A Common Shares	$23.85	$207,226,782.90	$26,898.04
Warrants of Athene Holding Ltd.(3)	8,378,083 Warrants	—	—	—

(1)	Includes 8,378,083 Class A common shares issuable upon the exercise of the warrants registered pursuant to this Registration Statement.
(2)

Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Class A common shares as reported on the New York Stock Exchange on March 16, 2020.

(3)

Warrants represent rights to purchase Class A common shares. Warrants may be sold separately or with Class A common shares registered hereunder. Pursuant to Rule 457(g), no separate registration fee is required for such warrants.

EXPLANATORY NOTE

As previously disclosed in a current report on Form 8-K filed with the SEC on March 2, 2020 and incorporated by reference into this prospectus, on February 28, 2020 we closed a transaction with Apollo Global Management, Inc. (“AGM”) and certain of its affiliates, pursuant to which affiliates of AGM made a significant investment in our Class A common shares in exchange for (i) equity interests in certain affiliates of AGM that comprise the Apollo Operating Group and (ii) cash (the “Share Exchange”). In connection with the closing of the Share Exchange, we amended and restated our bye-laws to eliminate our multi-class common share structure and, among other things, all of our Class M common shares were exchanged for the Class A common shares and warrants being registered for resale hereby (the “Class M Share Exchange”). The warrants being registered hereby have substantially the same terms, including the same exercise prices, as the Class M common shares for which the warrants were issued to replace.

This prospectus may be used by selling securityholders from time to time in the future to resell the Class A common shares and warrants received by them in the Class M Share Exchange. We are not selling any Class A common shares or other securities under this prospectus and will not receive any proceeds from the sale by the selling securityholders of such shares or other securities.

PROSPECTUS

ATHENE HOLDING LTD.

8,688,754 CLASS A COMMON SHARES

8,378,083 WARRANTS

By this prospectus, the selling securityholders may offer up to 8,688,754 of our Class A common shares, including 8,378,083 Class A common shares issuable upon the exercise of the warrants offered hereby, and 8,378,083 warrants, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

Investing in our securities involves risk. See “Risk Factors” on page 2, and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus, to read about factors you should consider before buying our securities.

The Class A common shares or warrants offered by the selling securityholders may be sold through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus and any accompanying prospectus supplement.

Our Class A common shares are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “ATH”.

The selling securityholders may use this prospectus and any accompanying prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling securityholders of such shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2020.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Athene,” “we,” “our,” “us,” or “the Company” refer to Athene Holding Ltd., together with its consolidated subsidiaries, while references to “AHL” refer only to Athene Holding Ltd. on an unconsolidated basis.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, the selling securityholders named in this prospectus and any accompanying prospectus supplement may, from time to time, sell any Class A common shares or warrants, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the Class A common shares and warrants that may be offered by the selling securityholders. Any accompanying prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

In reviewing the agreements included as exhibits to any of the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in this prospectus and any accompanying prospectus supplement, as well as our other public filings, which are available without charge through the SEC website at www.sec.gov.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, pricing supplement or in any free writing prospectus that we authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

Investing in our securities involves risks. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and in any accompanying prospectus supplement, pricing supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified herein in “Special Note Regarding Forward-Looking Statements,” before making an investment decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any accompanying prospectus supplement and the reports incorporated by reference herein and therein, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “seek,” “assume,” “believe,” “may,” “will,” “should,” “could,” “would,” “likely” and other words and terms of similar meaning, including the negative of these or similar words and terms, in connection with any discussion of the timing or nature of future operations or financial performance or other events. However, not all forward-looking statements contain these identifying words. Forward-looking statements appear in a number of places throughout this prospectus and any accompanying prospectus supplement and give our current expectations and projections relating to our financial condition, results of operations, plans, strategies, objectives, future performance, business and other matters.

We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity may differ materially from those made in or suggested by the forward-looking statements contained or incorporated by reference in this prospectus. There can be no assurance that actual developments will be those anticipated by us. In addition, even if our consolidated results of operations, financial condition and liquidity are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results or conditions to differ materially from those contained or implied by the forward-looking statements, including the risks set forth in the sections entitled “Risk Factors” contained and incorporated by reference in this prospectus. Factors that could cause actual results or conditions to differ from those reflected in the forward-looking statements contained or incorporated by reference in this prospectus include but are not limited to:

•	the accuracy of management’s assumptions and estimates;

•	variability in the amount of statutory capital that our insurance and reinsurance subsidiaries have or are required to hold;

•	interest rate and/or currency fluctuations;

•	our potential need for additional capital in the future and the potential unavailability of such capital to us on favorable terms or at all;

•	changes in relationships with important parties in our product distribution network;

•	the activities of our competitors and our ability to grow our retail business in a highly competitive environment;

•	the impact of general economic conditions on our ability to sell our products and the fair value of our investments;

•	our ability to successfully acquire new companies or businesses and/or integrate such acquisitions into our existing framework;

•	downgrades, potential downgrades or other negative actions by rating agencies;

•	our dependence on key executives and inability to attract qualified personnel, or the potential loss of Bermudian personnel as a result of Bermuda employment restrictions;

•	market and credit risks that could diminish the value of our investments;

•	changes to the creditworthiness of our reinsurance and derivative counterparties;

•	changes in consumer perception regarding the desirability of annuities as retirement savings products;

•	potential litigation (including class action litigation), enforcement investigations or regulatory scrutiny against us and our subsidiaries, which we may be required to defend against or respond to;

•	the impact of new accounting rules or changes to existing accounting rules on our business;

•	interruption or other operational failures in telecommunication and information technology and other operating systems, as well as our ability to maintain the security of those systems;

•

the termination by AGM or any of its subsidiaries (collectively, AGM together with its subsidiaries, “Apollo”) of its investment management agreements with us and limitations on our ability to terminate such arrangements;

•	Apollo’s dependence on key executives and inability to attract qualified personnel;

•	the accuracy of our estimates regarding the future performance of our investment portfolio;

•	increased regulation or scrutiny of alternative investment advisers and certain trading methods;

•

potential changes to regulations affecting, among other things, transactions with our affiliates, the ability of our subsidiaries to make dividend payments or distributions to us, acquisitions by or of us, minimum capitalization and statutory reserve requirements for insurance companies and fiduciary obligations on parties who distribute our products;

•	the failure to obtain or maintain approval of insurance regulators and other regulatory authorities as required for the operation of our insurance subsidiaries;

•	increases in our tax liability resulting from the Base Erosion and Anti-Abuse Tax;

•

improper interpretation or application of Public Law no. 115-97, the Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018 (the “Tax Act”) or subsequent changes to, clarifications of or guidance under the Tax Act that is counter to our interpretation and has retroactive effect;

•	AHL or any of its non-United States (“U.S.”) subsidiaries becoming subject to U.S. federal income taxation;

•	adverse changes in U.S. tax law;

•	our being subject to U.S. withholding tax under the Foreign Account Tax Compliance Act;

•	changes in our ability to pay dividends or distributions;

•	our failure to obtain approval of the share exchange transaction with Apollo by our shareholders or regulators;

•	our failure to recognize the benefits expected to be derived from the share exchange transaction with Apollo;

•	unexpected difficulties or expenditures related to the share exchange transaction with Apollo;

•

the failure to achieve the economic benefits expected to be derived from the Athene Co-Invest Reinsurance Affiliate 1A Ltd., (together with its subsidiaries, “ACRA”) capital raise or future ACRA capital raises; and

•	other risks and factors listed under “Risk Factors” and elsewhere in this prospectus, any accompanying prospectus supplement and in the reports incorporated by reference herein.

We caution you that the important factors referenced above may not contain all of the factors that are important to you in making a decision to invest in our securities. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect or anticipate. In light of these risks, you should not place undue reliance upon any forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. Forward-looking statements speak only as of the date they are made. We undertake no obligation, except as may be required by law, to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus, any accompanying prospectus supplement and the reports incorporated by reference herein or therein from (1) our own internal estimates and research, (2) industry and general publications and research, (3) studies and surveys conducted by third parties and (4) other publicly available information. Independent research reports and industry publications generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that the information included and incorporated by reference in this prospectus from such publications, research, studies and surveys is reliable, neither we, nor any underwriters have or will have independently verified data from these third-party sources. In addition, while we believe our internal estimates and research are reliable and the definitions of our market and industry are appropriate, neither such estimates and research nor such definitions have been verified by any independent source. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties as the other forward-looking statements in this prospectus and in any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

We are incorporated under the laws of Bermuda. Our bye-laws also state that in the event any dispute arises concerning the Companies Act 1981 (the “Companies Act”) or out of or in connection with the bye-laws, such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of our assets and the assets of these persons are, or may be, located in jurisdictions outside the United States. Therefore, it may be difficult for investors to recover against us or our non-United States based directors and officers, or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of U.S. federal securities laws. Although we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of our securities made by this prospectus by serving CT Corporation, our U.S. agent irrevocably appointed for that purpose, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States.

We have been advised by our Bermuda counsel that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. A final and conclusive judgment obtained in a court of competent jurisdiction in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in a Bermuda court under the common law doctrine of obligation, by action on the debt evidenced by the U.S. court judgment without examination of the merits of the underlying claim. In order to maintain an action in debt evidenced by a U.S. court judgment, the judgment creditor must establish that:

•	the court that gave the judgment over the defendant was competent to hear the claim in accordance with private international law principles as applied in the courts in Bermuda; and

•	the judgment is not contrary to public policy in Bermuda and was not obtained contrary to the rules of natural justice in Bermuda.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. U.S. judgments for multiple damages may not be recoverable in Bermuda court enforcement proceedings under the provisions of the Protection of Trading Interests Act 1981. A claim to enforce the compensatory damages before the multiplier was applied would be maintainable in the Bermuda court. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. See “Comparison of Shareholder Rights—Differences in Corporate Law—Shareholders’ Suits.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. Our Class A common shares are listed and traded on the NYSE under the symbol “ATH”. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Information furnished under Item 2.02 and Item 7.01 of our Current Reports on Form 8-K or otherwise is not incorporated by reference in this registration statement and prospectus. We incorporate by reference the following documents which have been filed with the SEC, except for any portion of such document that is deemed furnished and not filed:

•	Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 20, 2020 (our “2019 Form 10-K”);

•	Definitive Proxy Statement on Schedule 14A for the 2019 Annual General Meeting of Shareholders filed with the SEC on April 22, 2019 (our “Proxy Statement”);

•	Definitive Proxy Statement on Schedule 14A for a 2020 Special Meeting of Shareholders filed with the SEC on January 6, 2020;

•	Registration Statement on Form 8-A, dated December 9, 2016, relating to registration of shares of our Class A common shares; and

•

Current Reports on Form  8-K filed on June 5, 2019; June 10, 2019 (dated June 4, 2019); June 10, 2019 (dated June  5, 2019); September  11, 2019; September  19, 2019; October  1, 2019; October  28, 2019 (excluding Item 7.01 and the related Exhibits 99.1 and 99.2), December  3, 2019, February  12, 2020 and March 2, 2020.

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or otherwise, until the termination or completion of the offering of the securities made by this prospectus. Any reports filed by us with the SEC, other than information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or otherwise, after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated or completed will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. In the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Corporate Secretary, Athene Holding Ltd., Chesney House, 96 Pitts Bay Road, Pembroke, HM08 Bermuda, by electronic mail (corpsec@athene.com) or by telephone (441-279-8400). You may also obtain some of the documents incorporated by reference into this prospectus at our website, www.athene.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this prospectus.

OUR COMPANY

We are a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. We generate attractive financial results for our policyholders and shareholders by combining our two core competencies of (1) sourcing long-term, generally illiquid liabilities and (2) investing in a high-quality investment portfolio, which takes advantage of the illiquid nature of our liabilities. Our steady and significant base of earnings generates capital that we opportunistically invest across our business to source attractively-priced liabilities and capitalize on opportunities. Our differentiated investment strategy benefits from our strategic relationship with Apollo, which provides a full suite of services for our investment portfolio, including direct investment management, asset allocation, mergers and acquisition asset diligence and certain operational support services, including investment compliance, tax, legal and risk management support. Our relationship with Apollo also provides us with access to Apollo’s investment professionals around the world as well as Apollo’s global asset management infrastructure across a broad array of asset classes. We are led by a highly skilled management team with extensive industry experience. We are based in Bermuda with our U.S. subsidiaries’ headquarters located in Iowa.

We are an exempted company organized under the laws of Bermuda. Our principal executive offices are located at Chesney House, First Floor, 96 Pitts Bay Road, Pembroke, HM08, Bermuda, and our telephone number is (441) 279-8400. Our website address is www.athene.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the Class A common shares covered by this prospectus are solely for the accounts of the selling securityholders. We will not receive any proceeds from any sale or other disposition of these Class A common shares or warrants by the selling securityholders. Upon any exercise of any of the warrants for cash, the applicable selling securityholder would pay us the exercise price set forth in the warrants. The cash exercise price of the warrants ranges from $10.00 to $36.40 per share. We expect to use any such proceeds for general corporate purposes. The warrants are exercisable on a net exercise cashless basis. If any of the warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling securityholder upon any such exercise of the warrants.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the Class A common shares and warrants that we and selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and any accompanying prospectus supplement together contain the material terms of the securities being offered.

SELLING SECURITYHOLDERS

This prospectus relates to periodic offers and sales of up to 8,688,754 Class A common shares by the selling securityholders and 8,378,083 warrants listed and described below (including an equivalent number of Class A common shares issuable upon the exercise of such warrants). The following table sets forth certain information with respect to the selling securityholders and their ownership of Class A common shares as of the date hereof. The number of shares and percentage of beneficial ownership after this offering set forth below is based on 203,815,874 Class A common shares outstanding as of February 29, 2020. The selling securityholders may sell none, some or all of the Class A common shares and warrants offered hereby. However, the number of Class A common shares that will be held by the selling securityholders after this offering set forth below assumes the sale of all Class A common shares and warrants offered hereby. In addition, the selling securityholders may have previously sold some or all of the shares set forth opposite their name in the table below.

	Shares Owned Prior to this Offering		Maximum Number of Shares Offered Hereby	Shares Owned After this Offering (assuming the sale of all shares offered hereby)
Name of Selling Securityholder(1)				Number of Shares	Percentage of Class
James R. Belardi	5,419,129	(2)	4,152,410	1,266,719	0.62%
William J. Wheeler	2,992,283	(3)	2,441,350	550,933	0.27%
Grant Kvalheim	1,922,724	(4)	238,050	1,684,674	0.83%
Frank L. Gillis	1,230,643	(5)	1,045,708	184,935	0.09%
Martin P. Klein	316,666	(6)	136,630	180,036	0.09%

(1)	Names of the selling securityholders who, in the aggregate, represent less than 1% of the outstanding Class A shares have been omitted.

(2)

Consists of (1) 1,004,384 Class A common shares held of record by the James and Leslie Belardi Family Trust, (2) 16,657 Class A common shares held of record by the Belardi Family Irrevocable Trust, (3) 28,005 Class A common shares held of record by the Belardi 2018 GRAT, (4) 131,691 Class A common shares held of record by the Belardi 2019 GRAT, (5) options to acquire 260,585 Class A common shares vested as of April 29, 2020, (6) warrants held of record by the Belardi Family Irrevocable Trust exercisable for 334,325 Class A common shares, (7) warrants held of record by the Belardi 2018 GRAT exercisable for 656,299 Class A common shares and (8) warrants held of record by the Belardi 2019 GRAT exercisable for 2,987,183 Class A common shares. Excludes 112,959 restricted Class A common shares, 51,873 Class A restricted stock units and options to acquire 123,352 Class A common shares which are unvested as of April 29, 2020. Mr. Belardi disclaims beneficial ownership of all common shares of Athene held by the Belardi Family Irrevocable Trust and the members of the Apollo Group.

(3)

Consists of (1) 469,500 Class A common shares, (2) options to acquire 147,783 Class A common shares vested as of April 29, 2020 and (3) warrants exercisable for 2,375,000 Class A common shares. Excludes 58,759 restricted Class A common shares, 40,633 Class A restricted stock units and options to acquire 94,263 Class A common shares which are unvested as of April 29, 2020.

(4)

Consists of (1) 1,601,220 Class A common shares, (2) options to acquire 89,042 Class A common shares vested as of April 29, 2020 and (3) warrants exercisable for 232,462 Class A common shares. Excludes

44,195 restricted Class A common shares, 34,753 Class A restricted stock units and options to acquire 78,394 Class A common shares which are unvested as of April 29, 2020.

(5)

Consists of (1) 156,941 Class A common shares held of record by Frank Gillis individually, (2) 12,708 Class A common shares held of record by the Gillis Family Trust, (3) options to acquire 57,394 Class A common shares vested as of April 29, 2020, (4) warrants held of record by Frank Gillis individually exercisable for 718,600 Class A common shares and (5) warrants held of record by the Gillis Family Trust exercisable for 285,000 Class A common shares. Excludes 19,970 restricted Class A common shares and options to acquire 15,613 Class A common shares which are unvested as of April 29, 2020. Mr. Gillis disclaims beneficial ownership of all common shares of Athene held by the Gillis Family Trust.

(6)

Consists of (1) 92,797 Class A common shares, (2) options to acquire 90,953 Class A common shares vested as of April 29, 2020 and (3) warrants exercisable for 132,916 Class A common shares. Excludes 45,652 restricted Class A common shares, 34,062 Class A restricted stock units and options to acquire 77,694 Class A common shares which are unvested as of April 29, 2020. Mr. Klein may be deemed to be an affiliate of Athene Securities, LLC, a registered broker-dealer.

DESCRIPTION OF SHARE CAPITAL

General

The following description of our share capital, memorandum of association and bye-laws is intended as a summary only and is qualified in its entirety by reference to our memorandum of association and bye-laws, which have been filed as exhibits to our SEC filings incorporated by reference herein, to applicable Bermuda law and to the listing rules of the NYSE.

Authorized and Outstanding Share Capital

As of February 29, 2020, our authorized share capital consisted of 425,000,000 Class A common shares, par value $0.001 per Class A common share, of which 203,815,874 Class A common shares are outstanding and held of record by 201 shareholders, 34,500 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series A (“Series A Preference Shares”), par value $1.00 and liquidation preference of $25,000 per Series A Preference Share, all of which were outstanding and held of record by one shareholder (a nominee of the Depository Trust Company), 13,800 5.625% Fixed Rate Perpetual Non-Cumulative Preference Shares, Series B (“Series B Preference Shares” and together with the Series A Preference Shares, “Preference Shares”), par value $1.00 and liquidation preference of $25,000 per Series B Preference Share, all of which were outstanding and held of record by one shareholder (a nominee of the Depository Trust Company) and 149,951,700 undesignated shares, none of which were outstanding.

Class A Common Shares

Pursuant to our bye-laws, subject to the applicable listing rules of the NYSE and to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued Class A common shares. Our Class A common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange.

Selling shareholders may offer our Class A common shares pursuant to this prospectus and any accompanying prospectus supplement. All outstanding Class A common shares are fully paid and non-assessable, and any Class A common shares sold in an offering pursuant to this prospectus will be fully paid and non-assessable.

Dividends

Our board of directors may, subject to Bermuda law and our bye-laws, declare a dividend to be paid (in cash or wholly or partly in kind) to shareholders of record on a record date set by our board of directors. Our board of directors may declare and pay a dividend on one or more classes of shares to the extent one or more classes of shares ranks senior to or has a priority over another class of shares. No unpaid dividend will bear any interest.

We do not currently pay dividends on any of our Class A common shares and we currently intend to retain all available funds and any future earnings for use in the operation of our business. We may, however, pay cash dividends on our Class A common shares in the future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal and regulatory requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. Our ability to pay dividends on our Class A common shares is limited by the terms of our existing indebtedness and our Preference Shares and may be restricted by the terms of any future credit agreement or any future debt or preferred securities of ours or of our subsidiaries.

Dividends on Series A Preference Shares are payable on a non-cumulative basis only when, as and if declared, quarterly in arrears on the 30th day of March, June, September, and December of each year, commencing on September 30, 2019, at a rate equal to 6.35% of the liquidation preference per annum (equivalent to $1,587.50 per Series A Preference Share and $1.5875 per depositary share, each of which represents 1/1,000th interest in a

Series A Preference Share) up to but excluding June 30, 2029. Beginning on June 30, 2029, any such dividends will be payable on a non-cumulative basis, only when, as and if declared, at a floating annual rate, which is reset quarterly, equal to three-month LIBOR plus 4.253% of the liquidation preference per annum. Dividends on Series B Preference Shares are payable on a non-cumulative basis only when, as and if declared, quarterly in arrears on the 30th day of March, June, September, and December of each year, commencing on December 30, 2019, at a rate equal to 5.625% of the liquidation preference per annum (equivalent to $1,406.25 per Series B Preference Share and $1.40625 per depositary share, each of which represents a 1/1,000th interest in a Series B Preference Share).

If we issue additional preference shares in the future, our board of directors may declare and we may pay a dividend on one or more classes of shares to the extent one or more classes of shares ranks senior to or has a priority over another class of shares.

Furthermore, AHL is a holding company and has no direct operations. All of AHL’s business operations are conducted through its subsidiaries. Any dividends AHL pays will depend upon its funds legally available for distribution, including dividends from its subsidiaries. AHL’s U.S. insurance subsidiaries are highly regulated and are required to comply with various conditions before they are able to pay dividends or make distributions to AHL. See “Business—Regulation—United States—Restrictions on Dividends and Other Distributions” in our 2019 Form 10-K.

Voting Rights

The total voting power of our common shares, as referred to in our bye-laws, means the total votes attributable to all of our shares issued and outstanding.

Our bye-laws restrict all holders of all classes of our shares from owning, directly or indirectly, an amount of outstanding capital stock of us such that any one holder that is a “United States person” (as defined in Section 957(c) of the Code) would possess 50% or more of either the total voting power or total value of our shares outstanding, including any securities exchangeable for our capital stock and all options, warrants, contractual and other rights to purchase our capital stock (“Equity Securities”). In the event any holder of our shares or Equity Securities is in violation of this restriction, our board of directors may require such holder to sell or allow us to repurchase some or all of such holder’s shares or Equity Securities at fair market value, as the board of directors and such holder agree in good faith, or to take any reasonable action that the board of directors deems appropriate.

The bye-laws generally provide that shareholders are entitled to vote, on a non-cumulative basis, at all annual general and special meetings of shareholders with respect to matters on which Class A common shares are eligible to vote.

In general, the bye-laws provide that the board of directors may determine that certain shares shall carry no voting rights or shall have reduced voting rights as it determines appropriate (i) to avoid any person (together with its affiliates) from beneficially owning (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) Class A common shares possessing more than 9.9% of the total voting power of our shares without Board approval or (ii) upon the request of a shareholder, to avoid adverse tax, legal or regulatory consequences for such shareholder or any of its affiliates or direct or indirect owners. In addition, the board of directors has the authority under the bye-laws to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be adjusted pursuant to the bye-laws.

Adjustments to Voting Rights

Under our bye-laws, the voting power of the Class A common shares will, with certain exceptions, be adjusted so that the aggregate voting power attributable to the Class A common shares owned by any person (together with its affiliates) beneficially within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder does not exceed 9.9% (the “9.9% Voting Cutback”).

If the 9.9% Voting Cutback is applicable to any person, each Class A Common Share that is treated (for purposes of Section 954(d)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), as applicable for purposes of Section 953(c) of the Code) as owned (in whole or in part) by any person (other than a member of the Apollo Group (without regard to clause (v) of the definition of “Apollo Group”)) who is treated (for purposes of Section 954(d)(3) of the Code, as applicable for purposes of Section 953(c) of the Code) as owning any stock of Apollo will have its vote reduced to zero. “Apollo Group” means (i) Apollo Global Management, Inc., (ii) AAA Guarantor – Athene, L.P., (iii) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by Apollo Global Management, Inc. or by one or more of Apollo Global Management, Inc.’s subsidiaries, (iv) BRH Holdings GP, Ltd. and its shareholders, (v) any executive officer or employee of Apollo Global Management, Inc. or its subsidiaries, (vi) any shareholder that has granted to Apollo Global Management, Inc. or any of its affiliates a valid proxy with respect to all of such shareholder’s Class A common shares pursuant to bye-law 34 and (vii) any affiliate of a person described in clauses (i), (ii), (iii), (iv), (v) or (vi) above; provided, none of the company or its subsidiaries shall be deemed to be a member of the Apollo Group.

Any voting power that is reallocated away from Class A common shares pursuant to the foregoing voting adjustments generally is reallocated to all other Class A common shares, proportionately to their existing voting power. However, the voting power reallocated to any Class A common shares will be limited to the extent necessary to avoid (i) causing any person to become subject to the 9.9% Voting Cutback and (ii) causing any U.S. person who owns (within the meaning of Section 958(a) of the Code) any stock of the company, or any person or persons who control such U.S. person, from being treated (for purposes of Section 954(d)(3) of the Code, as applicable for purposes of Section 953(c) of the Code) as owning more than 49.9% of the total voting power of all classes of stock entitled to vote of the company or any subsidiary of the company, but not more than 50% of the total value of the stock of the company or such subsidiary, respectively.

The 9.9% Voting Cutback and other voting adjustments described above will be inoperative and of no further force or effect following any date identified as the “Restriction Termination Date” for purposes of our bye-laws by at least 70% of the board of directors (or, after March 31, 2021, 75% of the board of directors). The board of directors is also granted authority to eliminate the 9.9% Voting Cutback, as authorized by (i) until March 31, 2021, 70% of the board of directors and (ii) after March 31, 2021, 75%, of the board of directors. In connection with such amendments, the board of directors has (i) resolved to exempt shares beneficially owned by the Apollo Group from the 9.9% Voting Cutback and (ii) delegated authority to the company’s independent directors to eliminate the applicability of the 9.9% Voting Cutback altogether in the event that they determine that it is the sole impediment to the Class A common shares being listed on the Standard & Poor’s 500 Stock Index (or, if Standard & Poor’s then maintains any index with broader representation in terms of market capitalization and number of companies represented, such other index).

The foregoing adjustments may result in certain Class A common shares having voting rights in excess of their pro rata share of the voting power of our Class A common shares. Therefore, a shareholder’s voting rights may increase above 5% of the aggregate voting power of the outstanding Class A common shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act.

Rights upon Liquidation

In the event of a liquidation, dissolution or winding up of the company, holders of Class A common shares are entitled to share in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock, with the holders of Class A common shares entitled to preferential distributions as set forth in our bye-laws.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors may establish one or more series of preference shares having such designations, dividend rates, redemption features, liquidation rights and preferences, conversion or exchange rights, relative voting rights or such other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of our company.

As of February 29, 2020, we have authorized 34,500 Series A Preference Shares and 13,800 Series B Preference Shares.

Certain Bye-law Provisions

Certain provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms. The bye-laws contain provisions that could discourage takeovers and business combinations that our shareholders might consider in their best interests, including provisions that prevent a holder of Class A common shares from having a significant stake in our company. See “Risk Factors—Risks Relating to Investment in Our Class A Common Shares—Our bye-laws contain provisions that could discourage takeovers and business combinations that our shareholders might consider in their best interests, including provisions that prevent a holder of Class A common shares from having a significant stake in Athene” in our 2019 Form 10-K and “—Class A Common Shares—Voting Rights.”

Classified Board of Directors

In accordance with the terms of our bye-laws, our board of directors is classified as described under “Corporate Governance—Classified Board of Directors” in our Proxy Statement.

Removal of Directors

Our bye-laws provide that a director may only be removed for cause by a majority of our board of directors or shareholders holding a majority of the total voting power of our common shares at any general meeting.

Shareholder Action by Written Consent

Our bye-laws include procedural requirements applicable to any shareholder seeking to have the shareholders authorize or take action by written resolution, which has the effect of extending the timing needed to complete actions by shareholder written resolution. Under the Thirteenth Amended and Restated Bye-laws, any shareholder is permitted to request that our board of directors fix a record date for any action such shareholder seeks to have the shareholders authorize or take by written resolution, provided that such shareholder provides written notice to the Secretary of the Company signed by shareholders holding at least 25% of the total voting power of the Company. Our board of directors may require the shareholder submitting such request furnish other information in order to determine the validity of the request and to determine whether such request to action may be effected by written resolution of the shareholders.

After receipt of such request, our board of directors must determine the validity of such request within 20 days after the date on which such request is received, or 5 days after the delivery of any information requested by our board of directors to determine the validity of such request and whether such request relates to action that may be authorized or taken by written resolution. If the request is valid, our board of directors will fix the record date for such purpose. In the event that a record date is fixed, a written resolution will be effective to take the action referred to therein if, within 60 days after the earliest date the written resolution is received, a valid written resolution signed by a sufficient number of shareholders to take such action is delivered to the Company. A written resolution is passed when it is signed by shareholders representing more than 55% of the total voting power of the Company.

Shareholder Advance Notice Procedures

Our bye-laws establish advance notice procedures for shareholders to bring business before or to nominate directors at an annual meeting of our shareholders. Our bye-laws provide that any shareholder wishing to bring such business before or to nominate directors at an annual meeting must be a shareholder of record (1) meeting the minimum requirements set forth for eligible shareholders to submit shareholder proposals under Rule 14a-8 of the Exchange Act (a “minimum shareholder”), at the time of giving of notice and at the time of the meeting, (2) entitled to vote at the meeting and (3) who complies with the notice procedures set forth below. These requirements may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. In addition, we expect that these provisions, insofar as they relate to the nomination of directors, may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

To be timely, the shareholder’s notice to bring business before or to nominate directors at an annual meeting must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the later of (1) the close of business 90 days prior to the date of such annual meeting or (2) if the first public announcement of the date of such advanced or delayed annual meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the general meeting.

The notice must include the following information:

•	the name and address of the shareholder who intends to make the nomination and either the name and address of the person or persons to be nominated or the nature of the business to be proposed;

•

the class and number of equity securities directly or indirectly owned by such shareholder or its affiliates and a description of any agreement, arrangement or understanding to which such shareholder is a party as of the date of such notice with respect to any equity securities or that has the effect or intent of mitigating loss to, managing the potential risk or benefit of share price changes for, or increasing or decreasing the voting power of such shareholder or its affiliates with respect to such equity securities;

•

a representation that the shareholder is a shareholder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

•

if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made or business is to be proposed by the shareholder;

•

a representation whether the shareholder intends, or is part of a “group” (as defined in Rule 13d-5 of the Exchange Act) that intends, to deliver a proxy statement and/or form of proxy statement to holders of at least the percentage of common shares required to approve or adopt the proposal and/or to otherwise solicit proxies from other shareholders in support of such proposal;

•

such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated or intended to be nominated, or the matter that had been proposed, or intended to be proposed by the board of directors;

•	if applicable, the consent of each nominee to serve as a director if elected; and

•	such other information that the board of directors may request in its discretion.

Notwithstanding anything to the contrary, with respect to shareholder proposals, the notice requirements set forth in our bye-laws will be deemed satisfied by a shareholder if such shareholder has submitted a proposal to us in compliance with Rule 14a-8 of the Exchange Act and such proposal has been included in a proxy statement that has been prepared by us (provided that the shareholder has provided the information specified above). In addition, no business may be brought by a shareholder except in accordance with the above, and unless otherwise required by the rules of the NYSE, if a shareholder intending to bring business before a general meeting does not provide the timely notifications contemplated above or appear in person or by proxy, such business will not be transacted.

Corporate Opportunities

In recognition that members of the Apollo Group or members of its affiliates may serve as our directors and/or officers, and that the Apollo Group and its affiliates may engage in activities or lines of business similar to those in which we engage, our bye-laws provide for the allocation of certain corporate opportunities between us and the Apollo Group and its affiliates. Specifically, (i) no member of the Apollo Group or any affiliate of any member of the Apollo Group (other than us and our subsidiaries), (ii) no director or any affiliate of such director, and (iii) none of our officers, employees or agents, or any officer, director, employee or agent of any of our subsidiaries, who is also, and is presented such opportunity in his or her capacity as, an officer, director, employee, managing director, general or limited partner, manager, member, shareholder, agent or other affiliate of any member of the Apollo Group or of any affiliate of any member of the Apollo Group (other than us and our subsidiaries), in the cases of clauses (i), (ii) and (iii), excluding our Chief Executive Officer, has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that the Apollo Group or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy to such corporate opportunity, and the Apollo Group or members of its affiliates, as applicable, will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if one of our directors who is also an officer, director, employee, managing director, general or limited partner, manager, member, shareholder, agent or other affiliate of any member of the Apollo Group or of any affiliate of any member of the Apollo Group (other than us and our subsidiaries) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and the Apollo Group or its affiliates, we will not have any expectancy to such corporate opportunity unless such potential transaction or matter was presented to such director solely in his or her capacity as such.

By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our bye-laws.

Amendments to Bye-laws

Amendments to our bye-laws require an affirmative vote of majority of our board of directors and a majority of the voting power at any annual or special meeting of shareholders.

Meetings of Shareholders

Our annual general meeting will be held each year at such place, date and time as determined by our board of directors. A special general meeting may be called upon the request of the Chairman, the Chief Executive Officer or a majority of our board of directors. The Companies Act requires that shareholders be given at least five business days’ notice of a meeting, excluding the date the notice is given and the date of the meeting. In addition, upon receiving a requisition from holders of at least 10% of total voting power of our common shares, the board of directors is required to convene a special general meeting. The presence in person or by proxy of holders of our common shares holding a majority of the voting power of the company at such meeting constitutes a quorum for the transaction of business at a general meeting.

Market Listing

Our Class A common shares are listed on the NYSE under the symbol “ATH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Limited.

DESCRIPTION OF WARRANTS

This prospectus relates to the terms of up to 8,378,083 warrants that may be resold by the selling securityholders. The warrants are exercisable into an equivalent number of shares of our Class A common shares. The exercise price may be paid either by the withholding of such number of shares issuable upon exercise of the warrants equal to the value of the aggregate exercise price of the warrants determined by reference to the market price of our Class A common shares on the trading day on which the warrants are exercised or, if agreed to by the selling securityholders and the purchaser, by the payment of cash equal to the aggregate exercise price.

Rights as a Shareholder

Prior to the exercise of their warrants and the delivery of Class A common shares to the holders, holders of warrants exercisable for Class A common shares will not have any rights of holders of the Class A common shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Class A common shares purchasable upon such exercise.

Exercise of Warrants

Warrants may be exercised at any time. A warrant may be exercised either by (a) payment of the cash purchase price equal to the exercise price for such a warrant or (b) the surrender of warrants in exchange for a number of Class A common shares equal to (I) the number of warrants surrendered, multiplied by, (II) (A) the value of a Class A common share on the exercise date, less (B) the exercise price of such warrant, divided by (III) the value of a Class A common share on the exercise date. The cash exercise price of the warrants ranges from $10.00 to $36.40 per share. If any warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling securityholder upon any such exercise of the warrants. Upon receipt of payment, the selling securityholders will, as soon as practicable, forward the securities purchasable upon such exercise.

Transferability

The warrants and all rights under the warrants, are transferable in accordance with applicable securities laws.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations

The number of Class A common shares for which the warrants may be exercised and the exercise price applicable to the warrants will be proportionately adjusted to the extent necessary in the event we pay share or extraordinary dividends or make distributions of our Class A common shares, or subdivide, combine or reclassify our outstanding Class A common shares (such events, collectively, a “Corporate Action”) into a smaller or greater amount. Any adjustment shall become effective immediately after the record date of such Corporate Action or after such Corporate Action if there is no applicable record date.

Certain Distributions

If we fix a dividend or other distribution record date for holders of Class A common shares, including through the issuance of evidences of indebtedness, assets, cash, rights or warrants, excluding adjustments under “—Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations” above, then the exercise price of the warrant shall be reduced by the proportional amount to be so distributed with respect to one Class A common share, but not below the par value of the Class A common shares.

Business Combinations

In the event of a business combination, the warrantholder’s right to receive the Class A common shares will be converted into the right to exercise the warrants to acquire the number of shares of stock or other securities which the warrantholder would have been entitled to receive upon consummation of the business combination if the warrantholder had exercised the warrants for Class A common shares prior to such business combination.

Enforceability of Rights; Governing Law

The warrantholders may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against AHL to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

COMPARISON OF SHAREHOLDER RIGHTS

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their shareholders. The following is a summary of certain significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders, on the one hand, and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders, on the other hand.

Duties of Directors

The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be generally managed and conducted by our board of directors. In accordance with Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid situations in which there is an actual or potential conflict between a personal interest or the duties owed to third parties and/or the director’s duty to the company; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of either shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the company. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the company and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company.

Interested Directors

Bermuda law provides that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words. Subject to the rules of the NYSE and applicable U.S. securities laws, our bye-laws do not require directors to recuse themselves from any discussion or decision involving any contract or proposed contract or arrangement in which the director is directly or indirectly interested so long as the nature of the interest is disclosed, and such director may be counted in the quorum for such meeting.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board of directors may determine. The specific voting rights of our common shares are set forth in detail under “Description of Share Capital—Common Shares—Voting Rights.”

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a majority of the total voting power of the common shares of the company is required to approve an amalgamation or merger.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, including a public Bermuda company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A shareholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including either the NYSE or the Nasdaq Global Market.

Acquisitions

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•

By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•

By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•

Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock.

Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws, including any breach of fiduciary duty claims in cases where the actions from which such claims arise have not been ratified by a majority of the shareholders.

Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Pursuant to our bye-laws, any suit that arises concerning the Companies Act or out of or in connection with our bye-laws shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors (subject to certain exceptions for fraud and/or dishonesty). Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for this purpose.

Pursuant to our bye-laws, our shareholders have agreed to waive any claim or right of action such shareholder may have, whether individually or by or in right of AHL, against any director or officer of AHL on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for AHL or any subsidiary of AHL; provided that such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or (4) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Special Meeting of Shareholders

Under our bye-laws, a special general meeting of shareholders may be called upon the request of our Chairman, our Chief Executive Officer or our board of directors. In addition, upon receiving a requisition from holders of common shares representing at least ten percent (10%) of the total voting power of our common shares, the board of directors will convene a special general meeting.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Notice of Shareholder Meetings

Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting and our bye-laws provide that not less than 21 days’ notice nor more than 60 days’ advance notice be provided. Under Delaware law, a company is generally required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the company’s assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law requires that a company, within 10 days before a meeting of shareholders, prepare and make available a complete list of shareholders entitled to vote at the meeting. This list must be open to the examination of any shareholder for any purpose relating to the meeting for a period of at least 10 days prior to the meeting during ordinary business hours and at the principal place of business of the company. Delaware law also permits a shareholder to inspect the company’s books and records if the shareholder can establish that he or she is a shareholder of the company, the shareholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records and the inspection by the shareholder is for a proper purpose.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The specific procedures under our bye-laws governing shareholder proposals in relation to our company are set forth under “Description of Share Capital—Certain Bye-law Provisions—Shareholder Advance Notice Procedures.”

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.

Amendment of Memorandum of Association/Certificate of Incorporation

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Minister, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be amended upon a resolution approved by a majority of the board of directors and a resolution approved by a majority of the shareholders of the company. In addition, no amendment to the bye-laws may be made which would materially, adversely and disproportionately affect the rights, obligations, powers or preferences of any class of common shares without similarly affecting the rights, obligations, powers or preferences of all other classes of common shares without the majority vote of the shares constituting such class so affected.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors are each required to make a statutory declaration, which states that the directors have made a full inquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. The general meeting is required to be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all shareholders entitled to vote thereon consent in writing to such dissolution.

PLAN OF DISTRIBUTION

We are registering the Class A common shares and warrants covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these shares and warrants from time to time after the date of this prospectus. We have agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the Class A common shares and warrants covered by this prospectus. We will not receive any of the proceeds of the sale of the Class A common shares or warrants offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the Class A common shares or warrants will be the purchase price of the Class A common shares or warrants less any discounts and commissions. Each selling securityholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of Class A common shares or warrants to be made directly or through agents. If any successor to the selling securityholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling securityholders.

The Class A common shares and warrants offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or;

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Class A common shares or warrants. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Class A common shares or warrants may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Class A common shares or warrants by such selling securityholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Class A common shares and warrants may be sold in one or more transactions:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Class A common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the Class A common shares and warrants, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the Class A common shares in the course of hedging their positions;

•	sell the Class A common shares short and deliver the Class A common shares to close out short positions;

•	loan or pledge the Class A common shares to broker-dealers or other financial institutions that in turn may sell the Class A common shares;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Class A common shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The Class A common shares are listed on the NYSE under the symbol “ATH.”

There can be no assurance that any selling securityholder will sell any or all of the Class A common shares or warrants under this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Class A common shares or warrants by other means not described in this prospectus. In addition, any Class A common shares or warrants covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Class A common shares or warrants covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Class A common shares or warrants may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Class A common shares or warrants may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Class A common shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A common shares by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Class A common shares to engage in market-making activities with respect to the particular Class A common shares being distributed. This may affect the marketability of the Class A common shares and warrants and the ability of any person or entity to engage in market-making activities with respect to the Class A common shares and warrants.

We shall pay substantially all of the expenses incidental to the registration, offering and sale of the Class A common shares to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of Class A common shares.

LEGAL OPINIONS

Unless otherwise indicated in any accompanying prospectus supplement, the validity of the securities under Bermuda law offered hereby will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, we expect to incur in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee	$26,898
NYSE listing fee	$40,215
Legal fees and expenses	$150,000
Accounting fees and expenses	$15,000
Printing and engraving expenses	$18,000
Transfer agent and registrar fees	$5,000
Miscellaneous fees and expenses	$2,011

Total	$257,124

Item 15. Indemnification of Directors and Officers

Our bye-laws provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Our bye-laws provide that we will indemnify our directors and officers. Our bye-laws provide for the indemnification of directors and officers acting on our behalf if the director or officer acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. Our directors and officers will not be indemnified by us if they seek indemnification from us for any acts or omissions in their capacity as directors or officers of Apollo Insurance Solutions Group LLC.

We have entered into indemnification agreements with each of our executive officers and directors, in addition to the indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements provide that we will indemnify our directors and officers or any person appointed to any committee by the board of directors acting in their capacity as such for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to us other than in respect of such person’s own bad faith, fraud or dishonesty. However, we are required to indemnify our directors and officers in any proceeding in which they are successful. The indemnification agreements are limited to those payments that are lawful under Bermuda law.

We will purchase and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Any underwriting agreement that we may file as an exhibit to this registration statement may provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 16. Exhibit Index

EXHIBIT INDEX

Exhibit No.	Description

3.1	Thirteenth Amended and Restated Bye-laws of Athene Holding Ltd. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on March 2, 2020).

4.1	Form of Athene Holding Ltd. Class A common share certificate (incorporated by reference to Exhibit 4.1 to the Form S-1 filed on November 10, 2016).

4.2	Form of Warrant Agreement

5.1	Opinion of Conyers Dill & Pearman Limited.

23.1	Consent of Conyers Dill & Pearman Limited (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP regarding Athene Holding Ltd. financial statements.

24.1	Power of Attorney (included on the signature page hereto).

99.1	Form F-N (to be filed concurrently with this registration statement).

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and

(iv) Any other communication that is an offer made by such undersigned Registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on the 17th day of March, 2020.

ATHENE HOLDING LTD.

By:	/s/ Martin P. Klein
Name:	Martin P. Klein
Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Belardi, the Company’s Chief Executive Officer, Martin P. Klein, the Company’s Chief Financial Officer, and John A. Sondej, the Company’s Controller and Principal Accounting Officer, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) hereto and any registration statements filed pursuant to Rule 462 of the Securities Act, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full right, power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them or any of his, her or their substitute or substitutes, may lawfully have done or may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below as of March 17, 2020:

Signature	Title	Date

/s/ James R. Belardi	Chairman and Chief Executive Officer (Principal Executive Officer)	March 17, 2020
James R. Belardi

/s/ Martin P. Klein	Chief Financial Officer (Principal Financial Officer)	March 17, 2020
Martin P. Klein

/s/ John A. Sondej	Controller (Principal Accounting Officer)	March 17, 2020
John A. Sondej

/s/ Marc Beilinson	Director	March 17, 2020
Marc Beilinson

/s/ Robert Borden	Director	March 17, 2020
Robert Borden

/s/ Mitra Hormozi	Director	March 17, 2020
Mitra Hormozi

/s/ Scott Kleinman	Director	March 17, 2020
Scott Kleinman

Signature	Title	Date

/s/ Brian Leach	Director	March 17, 2020
Brian Leach

/s/ Gernot Lohr	Director	March 17, 2020
Gernot Lohr

/s/ H. Carl McCall	Director	March 17, 2020
H. Carl McCall

/s/ Matthew R. Michelini	Director	March 17, 2020
Matthew R. Michelini

/s/ Dr. Manfred Puffer	Director	March 17, 2020
Dr. Manfred Puffer

/s/ Marc Rowan	Director	March 17, 2020
Marc Rowan

/s/ Lawrence J. Ruisi	Director	March 17, 2020
Lawrence J. Ruisi

/s/ Hope Schefler Taitz	Director	March 17, 2020
Hope Schefler Taitz

/s/ Arthur Wrubel	Director	March 17, 2020
Arthur Wrubel

/s/ Fehmi Zeko	Director	March 17, 2020
Fehmi Zeko